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                                                                  EXHIBIT 10(23)
                                LETTER OF INTENT

                   AES/NOC Georgian Natural Gas Joint Venture

BACKGROUND

CanArgo Energy Corporation is the controlling shareholder of Ninotsminda Oil Company ("NOC"). NOC is the holder of a Production Sharing Contract ("PCS") for the Ninotsminda license in Georgia. The not for profit operator of this license is GBOC Ninotsminda. All agreements are in good standing.

CanArgo has identified a significant natural gas prospect within the NOC license area. This prospect is referred to as the Ninotsminda Cretaceous prospect (Attachment 1). Should this prospect be successful it has the potential to fulfill the natural gas needs of Gardabani Power Plant.

AES Telasi and AES Gardabani control the Gardabani Power Plant (Units 9 & 10) and the electrical distribution network in Tiblisi.

PROPOSAL

AES Gardabani would pay for 2/3 of a Cretaceous well in each of the three Ninotsminda field divisions and NOC would pay for 1/3 of these wells including testing and completions costs. All subsequent costs/wells will be split evenly (50%/50%) between the parties, including gas gathering and facilities costs.

The wells would included typical costs for this type of project and, unless agreed by AES, would not cost more than $5 million for the first well, $4 million for the second well, and $3.5 million for the third well. GBOC will operate the wells and NOC will be project manager. A fixed fee of $200,000 will be payable for operations and administration during drilling of each of the three wells, payable at $50,000 per month during drilling.

A gas sales contract will be established between AES Gardabani and NOC based on a $45 / mcm price subject to regulatory approval for the first three years. During the following years we would gradually introduce a portion of the gas priced on a market basis, subject to the market being within the range of $50 / mcm ceiling and $35 / mcm minimum. The fourth year would be set at 1/3 priced at the average market value within the range and 2/3's at $45, year five at 2/3's the average market value with the range and 1/3 at $45, and the sixth year and subsequent years at average market value within the range. Volumes will be set based on the results of the wells and consumption requirements of AES Gardabani with an estimated take of 400 million cubic meters per year. NOC and AES will collaborate to sell excess gas to third parties at best price.

AES will receive the equivalent in cash, based on the well head price, of 50% of the Cretaceous cost recovery hydrocarbons and 50% of the Cretaceous profit hydrocarbons until it has received it's share of the cost of the project back (32.5%). Thereafter, it would receive 50% of the Cretaceous profit hydrocarbon (15%). Annual operation and administration budgets will be agreed upon between the parties.

A  Joint  Operating  Committee  will  be  formed with 2 members from each party.

AES  and  NOC  will  cooperate  on  transportation of gas, gas sales, and other.

AES will have the right to participate in all future Cretaceous prospects within the Ninotsminda License on the similar terms as this Letter of Intent.


/s/ Bob Reese
------------------------------          AES  Gardabani


/s/ David Robson
------------------------------          Ninotsminda Oil Company


                                  Date: 10 March 2000


SCHEMATIC MAP OF CRETACEOUS PROSPECTS ON NINOTSMINDA LICENSE